Exhibit 10.2

270 Brannan Street
San Francisco, CA 94107

May 24, 2022

Shawn Bice
[redacted]

Re: Separation Agreement

Dear Shawn:

Thank you for your work on behalf of Splunk Inc. (“Splunk” or the “Company”). This separation agreement (the “Agreement”) confirms our agreement regarding your resignation of employment from Splunk.

1.Transition and Separation. Your anticipated separation date with the Company is June 16, 2022 unless your employment is terminated earlier by your voluntary termination, by Splunk, or on another date agreed to in writing between you and Splunk (the “Separation Date”). If your employment terminates earlier or later than the anticipated Separation Date, that date will become the “Separation Date” for the purposes of this Agreement. The time period between the date of notification, the date of this Agreement, and the Separation Date is your “Transition Period.” You and the Company anticipate that, provided you comply with the terms and conditions of this Agreement, your agreements with Splunk, the Code of Business Ethics and Conduct and all applicable Splunk policies, during your Transition Period:

•You will remain a Splunk employee and Splunk will continue to pay you your current base salary or hourly rate, as applicable, minus applicable tax withholdings and deductions, payable in accordance with Splunk’s standard payroll practices. In accordance with the terms of the applicable equity plan, you will continue to be eligible to vest in any of your outstanding equity awards of the Company during the Transition Period, and any unvested equity awards will cease vesting and be canceled on the Separation Date. If you participate in the Employee Stock Purchase Plan (“ESPP”), you will continue to be eligible to participate in accordance with the terms of the ESPP. If enrolled, the Company will continue to provide you with your Company-sponsored health benefits through the end of the month of your Separation Date. You will be paid any accrued base salary, and any accrued and unused PTO, through your Separation Date. You acknowledge that you will not be eligible for, nor will you receive, any further compensation or benefits from Splunk (including an annual bonus for fiscal year 2023) except as specifically described in this Agreement.

270 Brannan Street
San Francisco, CA 94107

•You will promptly cancel all outstanding business travel and submit all reimbursement requests within 10 days of your Separation Date to Splunk via Concur. Splunk will reimburse reasonable and necessary business expenses in accordance with the Travel and Expense Policy.

Throughout the Transition Period:

•Until the Separation Date, you will continue to work regular work hours in your current position and as directed by your manager. You will also work with your manager to diligently transition your work, answer questions and assist Splunk as reasonably requested.

•You will not work in any capacity for any other company, business, or organization during the Transition Period without Splunk’s prior written consent.

•You will remain an at-will employee, which means that either you or Splunk may terminate your employment at any time for any lawful reason or no reason, with or without cause or notice.

•You will comply with the applicable (i) terms and conditions of your employment offer letter (your “Offer Letter”); (ii) terms and conditions of the Employee Invention Assignment and Confidentiality Agreement (“EIACA”); and (iii) Splunk policies and practices, including the Code of Business Conduct and Ethics and Insider Trading Policy. You further affirm that you will comply with your continuing obligations under these agreements and policies post-termination.

If, during the Transition Period, you are hired into a position outside of Splunk that starts during the Transition Period, you must provide written notice to HR at Kristen Robinson (kristenr@splunk.com) at least three business days before starting your new position. Upon such written notice you will be deemed to have resigned your Splunk employment effective immediately.

If your Splunk employment terminates for any reason during the Transition Period, the compensation and benefits described above will end immediately upon your new Separation Date.

•Consideration. Subject to the terms and conditions of this Agreement, in consideration for your timely execution and return by the Deadline (as defined below) to Splunk this Agreement, which includes the general release of claims in Section 2 below, and your non-revocation of this

270 Brannan Street
San Francisco, CA 94107
Agreement, and provided your employment with Splunk ends on June 16, 2022, and you comply with all the terms and conditions of this Agreement, your EIACA, and all applicable Company policies, the Company will: release you of your obligations to repay your signing bonus under the terms of your Offer Letter.

For the avoidance of doubt, you will not be entitled to the Consideration if you voluntarily terminate your employment from Splunk prior to June 16, 2022. Except as set forth in this Agreement, you agree that you are not entitled to receive any severance benefits (including equity award acceleration) from the Company.

2.Your General Release of Claims. By entering into this Agreement, you are agreeing to the following general release of claims and to resolve any potential disputes between us.

In consideration for receiving the Consideration, you hereby waive and release, to the maximum extent permitted by applicable law, any and all claims, whether known or unknown, against the Company and the Released Parties (defined below) with respect to any matter, including, without limitation, any matter related to or arising out of your employment with the Company or the termination of that employment relationship.

This waiver and release includes, without limitation, federal and state WARN Act claims; claims under the Employee Retirement Income Security Act; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation, harassment and discrimination; and claims under any federal, state or local laws, ordinances and regulations.

You agree not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required or permitted by law.

This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be waived or released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of

270 Brannan Street
San Francisco, CA 94107
the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

The Released Parties: The “Released Parties” include Splunk and/or its respective predecessors, successors, past or present parent companies or subsidiaries, affiliated companies, investors or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, assigns and employee benefit plans.

Please be advised: Nothing in this Agreement precludes you from communicating with the government, including filing a charge with, participating in any investigation or proceeding before, or reporting actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse) to any government agency or body. However, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery to the fullest extent permitted by law. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program and you do not need to provide notice to or obtain authorization from Splunk to do so.

3.Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims and that there is a risk that, after entering into this Agreement, you may learn information that might have affected your decision to enter it. You assume this risk and all other risks of any mistake in entering into this Agreement. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement ( though it cannot be signed before the Separation Date) (the “Deadline”); (d) you have 7 calendar days following the execution of this Agreement to revoke it; and (e) the Agreement will not be effective until the eighth day after you sign it,

270 Brannan Street
San Francisco, CA 94107
provided that you have not revoked it (the “Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period. To revoke the Agreement, you must email a written notice of revocation to Kristen Robinson (kristenr@splunk.com), prior to the end of the 7-day period. The Consideration offer contained in this Agreement will be automatically withdrawn if you do not sign it by the Deadline.

5.Nothing Owed. You acknowledge and agree you have been timely paid all wages earned through the Separation Date. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits you are entitled to receive from the Company in the future are those specified in this Agreement. You agree that you have no unreimbursed business expenses.

6.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Released Parties of any liability, wrongdoing, or violation of law.

7.Continuing Obligations. At all times in the future, you remain bound by your EIACA, a copy of which is attached as Attachment 1. Note, however, that you will not be held civilly or criminally liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

8.Return of Company Property. You agree that you will promptly (1) return to the Company all Company property (e.g. laptops, tablets, mobile devices, equipment, security badge, phone, software, corporate credit card, keys) to HR at SPOT@splunk.com; and (2) return or permanently delete all confidential Company information, including personally deleting or removing any and all Company information from all personal devices and databases and permanently disabling access to any Company repositories, databases or directories. As a condition of receiving the Consideration, you must sign the Certification Regarding Splunk Assets and Information provided by the Company as Attachment 2 and return it along with your signed Agreement.

9.Update Social Media. If you represent your Splunk employment on social media, such as LinkedIn and Facebook, you agree that, within five days of the

270 Brannan Street
San Francisco, CA 94107
Separation Date, you will update all your social media accounts to accurately reflect your Splunk dates of employment.

10.References. You shall direct prospective employers seeking reference checks to contact SPOT@splunk.com. The Company will follow its standard policy and practice with respect to outside inquiries about your employment. Splunk’s policy as to references for employees who have left the Company is to disclose only the dates of employment and title of the last position held. Upon your request and written authorization, the Company will also verify your compensation.

11.Non-Disclosure. Except if permitted by applicable law, you agree that you will not disclose to others the amount of the Consideration, except that you may disclose such information to your spouse, and to your attorney or accountant for such individuals to render services to you, and on the condition that they hold the information in strict confidence.

12.Non-Disparagement. In exchange for the Consideration, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online or to any person or entity including, but not limited to, the press and/or media, current or former employees, directors, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. Nothing in this Agreement (i) prohibits you from providing truthful information as required by law, including in a legal proceeding or a government investigation, or (ii) prevents you from discussing or disclosing conduct that you reasonably believe under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

13.Cooperation. You agree to cooperate with the Company and its counsel for any legal matter about which you have information based on your employment with the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, providing testimony, or providing documents to the Company.

14.Miscellaneous. You acknowledge and agree that any unvested equity awards granted to you by the Company ceased vesting on your Separation Date and were forfeited, in accordance with the terms of the applicable equity plan. You acknowledge that you continue to be bound by the Company’s Insider Trading Policy, which among other obligations, prohibits you from trading Company stock if (1) you possess material nonpublic information regarding the Company and/or (2) there is a closed trading

270 Brannan Street
San Francisco, CA 94107
window at the Company at the time of your employment termination (such that you would be prohibited from trading Company stock during that closed trading window). You represent and warrant that throughout your employment you complied with the Company’s Code of Business Conduct and Ethics (“Code”) and you are not aware of any violations of the Code by any other person. You acknowledge that you will continue to comply with applicable provisions of the Code after your employment terminates. You also acknowledge that, if and as applicable, you signed and/or will sign the Company’s quarterly and/or annual sales certification.

15.Dispute Resolution. You and the Company agree that any and all claims or disputes arising out of, or relating to, this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, CA (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures (http://www.jamsadr.com/rules-streamlined-arbitration/). Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such claim or dispute through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. Claims will be governed by applicable statutes of limitations. All claims must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement is governed by the Federal Arbitration Act.

16.Entire Agreement. You and the Company agree that this Agreement, including the documents referenced herein, constitute the entire agreement between you and the Company regarding its subject matter. All prior or contemporaneous negotiations, agreements, understandings, or representations are expressly superseded hereby and are of no further force and effect. This Agreement may only be modified in a written document signed by you and an authorized Company representative.

17.Governing Law. This Agreement, except for the arbitration agreement, shall be governed by the laws of the state of Washington, where you live and primarily worked.

18.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted

270 Brannan Street
San Francisco, CA 94107
and such invalidity or unenforceability shall not affect any other provision, the balance of which will remain in and have its intended full force and effect. Provided, however, that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

To accept this Agreement and receive the Consideration, you must sign this Agreement and return it to HR at SPOT@splunk.com after your Separation Date by the Deadline (as defined in paragraph 5).

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270 Brannan Street
San Francisco, CA 94107

We thank you for your contributions to Splunk and we wish you well in your future pursuits.

Sincerely,
Splunk Inc.

By: /s/ Kristen Robinson
Name: Kristen Robinson
Title: Chief People Officer

I agree with the terms and conditions of this Agreement as signified by my signature below. I acknowledge that I have a right to consult an attorney and was free to do so. I acknowledge that my consent to this Agreement is knowing and voluntary. I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:	/s/ Shawn Bice	Dated:	June 16, 2022
	Shawn Bice		(must be signed on June 16, 2022)

Attachment 1: Employee Invention Assignment and Confidentiality Agreement
Attachment 2: Certification Regarding Splunk Assets and Information